Exhibit 10.2

2011 ANNUAL SALARIED TEAM MEMBER INCENTIVE PLAN

Purpose

The purpose of the 2011 Annual Salaried Team Member Incentive Plan (the “Plan”) is to attract, retain, motivate and reward team members for successful company, business unit, and individual performance with awards that are commensurate with the level of performance attained.

Eligibility

Each eligible salaried team member employed by U. S. Concrete and its 100% owned subsidiary companies is a Participant in the Plan, and must be an active team member or on an approved leave of absence in order to receive any payout.   Team members hired during 2011 will receive a pro-rata incentive payout for any award they are eligible to receive under the provisions of the Plan.  In order to receive a payout, a Performance Review Form for each team member must be completed by the team member’s supervisor and submitted on or before January 31, 2012.

Individual Target Bonus

The amount of each team member’s Individual Target Bonus Percentage is based on their grade level and is expressed as a percentage of their annual base pay (see Exhibit I).   The Individual Target Bonus Percentage for employees who receive a change in grade level and/or base pay after April 1, 2011, will be prorated to reflect the new grade and/or base pay at the discretion of the Plan Administrator.

Threshold Performance Level

In order for a bonus to be paid out under the incentive plan, the overall company EBITDA performance to budget must be equal to or greater than 80% of budget (Exhibit II).  After that level of performance is attained, the size of the bonus pool as a percent of the total target bonus dollars is also identified in Exhibit II. The bonus payout under the plan to eligible individuals after the size of the bonus pool has been determined is based 35% on the financial performance of U.S. Concrete, 35% on the financial performance of the Business Unit, and 30% on individual performance.  The EBITDA performance to budget can be adjusted at the discretion of the Compensation Committee to reflect non-recurring items, and/or the impact of acquisitions and divestitures.

2011 ANNUAL SALARIED TEAM MEMBER INCENTIVE PLAN

 Individual Bonus Payout Under the Financial Portion of the Incentive Plan

The percent of an individual’s target bonus available for payout is determined first by the size of the bonus pool created by the Company’s EBITDA performance to budget, and then by the Company’s EBITDA performance, the Business Unit’s EBITDA performance, and the individual’s performance, relative to the corresponding weighting rating below: (* note that the payout of an incentive for individual’s in the Corporate office will be based 70% on the total Company’s EBITDA’s performance)

		Criteria	Weighting

COPORATE		EBITDA	35%*

BUSINESS UNIT		EBITDA	35%

INDIVIDUAL			30%
(varies by person)	I.	Goal Accomplishment (wtg TBD)
	II.	Ownership
	III.	Professionalism
	IV.	Teamwork
	V.	Corporate Citizenship
	VI.	Managerial Skills

TOTAL			100%

Individual Bonus Payout Under the Individual Portion of the Incentive plan

An individual is also eligible to receive 30% of their available (the proportion of the individual target bonus percentage available is a function of the percentage of the total target bonus pool created by the Company EBITDA performance to budget as indicated in Exhibit II) based on their individual performance as noted above.  The individual will receive more or less of the portion of the incentive plan attributable to individual performance according to the following schedule:

Individual Rating	% of Available Bonus Paid Out

0.0 (Below Threshold)	0%
1.0 (Threshold)	0% of the individual bonus portion
2.0 (Target)	100% of the individual bonus portion
3.0 (Optimum)	200% of the individual bonus portion

Individual bonus payouts will be pro-rated for individual performance level ratings between the “Threshold-Target-Optimum” levels.

2011 ANNUAL SALARIED TEAM MEMBER INCENTIVE PLAN

In the event that the overall Company EBITDA performance to budget does not exceed 80%,   the Compensation Committee may approve the creation of a reduced bonus pool  for award to specific individual and/or Business Units with superior performance.

Bonus Payment

All Bonus Payments are contingent on the approval of the Compensation Committee of the Board of Directors.  The payments will be paid as soon as administratively feasible after the previous year’s financial results are finalized.   An individual may not receive more than 200% of their target bonus.

Plan Administration

The Plan shall be administered by the Chief Executive Officer, the Chief Financial Officer, and the Vice President of Human Resources, referred to collectively hereafter as the “Plan Administrators.”

Except for the terms and conditions set forth in this document, the Plan Administrators shall have sole authority to construe and interpret the Plan, to establish, amend, and rescind rules and regulations relating to the Plan, to exercise discretion in interpolating performance levels and award payouts outside of or within designated ranges, and to take all such steps and make all such determinations in connection with the Plan and Bonus Payments granted hereunder as it may deem necessary or advisable, which determination shall be final and binding upon all Participants.

Plan Communication

A copy of the Plan including an exhibit specifying the team member’s job title, grade level, target and optimum bonus percentages, and performance review form will be distributed to each eligible team member.

Retirement, Termination, Death and Disability

The Plan Administrators may, but are not required to, grant a prorated Bonus Payout as it deems advisable to a Participant (or beneficiary in the event of death) who terminates employment during 2011 due to retirement, involuntary termination not for cause, or disability.  Payment of this pro-rated bonus will be made at the same time payment is made to other Participants in accordance with the terms and conditions of this Plan, and is contingent upon the Participants signing of an agreement and release with the Company.

No Right to Continued Employment

The Plan shall not create any contractual or other right to receive payouts or other benefits in the future.  All determinations with respect to any such payments shall be made at the sole discretion of the Plan Administrators.  A team member’s participation in

2011 ANNUAL SALARIED TEAM MEMBER INCENTIVE PLAN

No Right to Continued Employment (cont.)

the Plan shall not create a right to further employment with his or her employer nor interfere with the ability of his or her employer to terminate his or her employment with or without cause.

Termination

The Plan is in effect for the 2011 calendar year.  The Plan Administrator may at any time suspend the operation of or terminate the Plan.

/s/ Michael W. Harlan

Michael Harlan
President and CEO
U.S. Concrete, Inc.